Exhibit 2.2

MERGER TERMINATION AGREEMENT

This Merger Termination Agreement (this “Agreement”), dated as of December 12, 2022, is by and between Mobile Infrastructure Corporation, a Maryland corporation (“MIC”, or alternatively, the “Company”), and Mobile Infrastructure Trust, a Maryland real estate investment trust (“MIT”, and together with the Company, the “Parties”).  Capitalized terms used but not defined herein have the respective meanings given to them in that certain Agreement and Plan of Merger, dated as of May 27, 2022, by and between the Parties, as amended and restated by that certain Amended and Restated Agreement and Plan of Merger, dated as of September 26, 2022 (the “Merger Agreement”).

WHEREAS, the Parties entered into the Merger Agreement;

WHEREAS, following the signing of the Merger Agreement, with the knowledge and consent of MIT, the Company and Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), engaged in discussions regarding a potential business combination (the “FWAC Merger”);

WHEREAS, the board of directors of the Company, after detailed review and consideration of the proposed terms of the FWAC Merger, and discussions with the Company’s management and the Corporation’s financial and legal advisors, has determined that (i) the consummation of the transactions contemplated by the Merger Agreement are no longer advisable and in the best interests of the Company and its stockholders and (ii) entering into the FWAC Merger is advisable and in the best interests of the Company and its stockholders;

WHEREAS, MIT has determined that the consummation of the transactions contemplated by the Merger Agreement are no longer advisable and in the best interests of MIT and its beneficiaries;

WHEREAS, Section 7.1(ii) of the Merger Agreement provides that the Merger Agreement may be terminated with the mutual written consent of the Parties;

WHEREAS, the board of directors of each of the Company and MIT has approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.    Termination.  Pursuant to Section 7.1(ii) of the Merger Agreement, the Parties hereby agree that the Merger Agreement, including all exhibits thereto, and all ancillary transaction documents entered into by the Parties pursuant thereto (collectively, the “Transaction Documents”), are hereby terminated effective immediately (the “Termination Time”) and shall be of no further force or effect whatsoever (the “Termination”).

2.    Mutual Release; Disclaimer of Liability.  MIT, on behalf of itself and each of its Representatives, controlling persons, stockholders, equity holders and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of any of the foregoing (the “MIT Releasors”), on the one hand, and MIC, on behalf of itself and its predecessors, successors and assigns (the “MIC Releasors” and, together with the MIT Releasors, the “Releasors”), on the other hand, does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue the other Party, any of its respective successors and past and present subsidiaries, affiliates, assignees, Representatives, controlling persons, stockholders, equity holders, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all past, present, direct, indirect, individual, class, representative and derivative liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, losses, demands, judgments, remedies, agreements, promises, liabilities, covenants, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, of every kind and nature, whether based on any Law or right of action (including (i) any claims that could be asserted derivatively on behalf of the Parties; (ii) any claims relating to the benefits of the transactions contemplated by the Merger Agreement lost by the stockholders of each of MIT and the Company, including lost stockholder premium, other combination opportunities and the time value of money; and (iii) any claims relating to the Company’s negotiation of and entry into the business combination agreement in respect of the FWAC Merger and any documentation ancillary thereto, and the consummation of any transactions contemplated thereby), known or unknown, asserted or that could have been asserted, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, foreseen or unforeseen, apparent or not apparent, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of, based upon or related to, directly or indirectly, the Transaction Documents, the transactions contemplated therein or thereby or the termination of any such Transaction Documents or transactions.  The release contemplated by this Section 2 is intended to be as broad as permitted by Law and is intended to, and does, extinguish all claims of any kind, whether in Law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the Termination Time.  Each of the Releasors hereby expressly waives to the fullest extent permitted by Law any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release.

Nothing in this Section 2 shall (i) apply to any action by either Party to enforce the rights and obligations imposed pursuant to this Agreement, or (ii) constitute a release by either Party for any claim arising under this Agreement.

3.     Representations and Warranties.

3.1.    Company Authority.  The Company hereby represents and warrants to MIT as follows: the Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the board of directors of MIC.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by MIT constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally (the “Bankruptcy Exception”), and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the “Equity Exception”, and together with the Bankruptcy Exception, the “Bankruptcy and Equity Exception”).

3.2.    MIT Authority.  MIT hereby represents and warrants to the Company as follows: MIT has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by MIT and the consummation by MIT of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action

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by the board of directors of MIT.  This Agreement has been duly and validly executed and delivered by MIT and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of MIT, enforceable against MIT in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3.    No Conflict.  The execution, delivery and performance of this Agreement by each of the Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any person under, the terms, conditions or provisions of the organizational or governing documents of any of the Parties; or (ii) contravene, conflict with or violate any provision of any applicable Law.

Except as expressly set forth in this Section 3, neither Party makes additional representations or warranties express, implied or statutory as to any other matter.

4.    General Provisions.

4.1.    Further Assurances.  Each Party shall, and shall cause its subsidiaries and affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination.  Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective subsidiaries and affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any governmental entity, in each case to the extent applicable, in connection with the transactions contemplated by the Transaction Documents.

4.2.    Use of “Mobile Infrastructure” Trademark.  MIT hereby acknowledges that all right, title and interest in and to the name “Mobile Infrastructure”, together with all variations and acronyms thereof and all trademarks, service marks, internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Company Names and Marks”), are owned exclusively by MIC or its Subsidiaries, and that, except as expressly provided below, any and all right of MIT to use the Company Names and Marks shall terminate as of the Termination.  From and after the Termination, MIT shall not challenge or assist any third party to challenge (other than as may be required to comply with applicable Law) the validity, enforceability or ownership of any of the Company Names and Marks owned by MIC.  MIT shall, as soon as practicable after the Termination Time, but in no event later than 15 business days thereafter, cause MIT to file documents with the State of Maryland and any other appropriate governmental authorities to either (i) effect MIT’s dissolution in accordance with the laws of the State of Maryland or (ii) change its corporate name, “doing business as” name, trade name and any other similar corporate identifier that does not contain any Company Names and Marks (or any corporate name, “doing business as” name, trade name or other similar corporate identifier confusingly similar thereto) and to supply promptly any additional information, documents, and materials that may be requested by MIC with respect to such filings.  Notwithstanding anything to the contrary herein, MIT has the right to use (1) plain-text, non-stylized versions of the Company Names and Marks to the extent subject to the trademark fair use doctrine, to describe the history of the Parties’ relationship or otherwise as required by Law and (2) the Company Names and Marks in historical legal and business documents and internal materials not visible to the public.

4.3.    Waiver.  The failure of either Party to assert any rights or remedies shall not constitute a waiver of such Party’s rights or remedies.

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4.4.    Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

4.5.    Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature under or by reason of this Agreement, other than with respect to the provisions of Section 2 hereof, with respect to which each Releasee is an expressly intended third-party beneficiary thereof; provided, however, that only a Party hereto can enforce this Agreement on behalf of any Releasee relating to such Party.

4.6.    Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

4.7.    Amendments.  Any amendment, modification or waiver of any provision of this Agreement, or any consent to departure from the terms of this Agreement, shall not be binding unless done by written agreement, executed and delivered by duly authorized officers of the respective Parties.

4.8.    Governing Law.  This Agreement, and any proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or thereby or the legal relationship of the Parties hereto or thereto (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Maryland (without giving effect to choice of law principles thereof).

4.9.    Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.10.   Counterparts. This Agreement may be executed and delivered (including by email in “portable documentation format” (“.pdf”) form, or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of MIT and MIC has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: Mobile Infrastructure Corporation
By:	/s/ Manuel Chavez III
Name: Manuel Chavez III
Title: Chief Executive Officer

MIT: Mobile Infrastructure Trust

By:	/s/ Stephanie Hogue
Name: Stephanie Hogue
Title: President and Chief Financial Officer

[Signature Page to Merger Termination Agreement]